                                                                   EXHIBIT 10.20

                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

         This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the "Amendment No. 2") amends that certain EMPLOYMENT AGREEMENT by and between CLINTRIALS RESEARCH INC., a Delaware corporation ("Employer"), and PAUL J. OTTAVIANO ("Employee") dated as of January 1, 1998 and first amended as of January 13, 2000 (the "Employment Agreement"), and is entered into between Employer and Employee this 15th day of August, 2000.

         WHEREAS, the parties wish to amend the Employment Agreement as set forth below;

         IT IS, ACCORDINGLY, AGREED AS FOLLOWS:

         1. Section 7 of the Employment Agreement is amended to read as follows:

         Section 7.        Termination.

         (a) For purposes of this Agreement "Cause" shall mean (A) the Employee is arrested for, convicted of, or has plead guilty or nolo contendere to, a felony; (B) the willful and continued failure by the Employee to perform his duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for performance is delivered to the Employee by the Employer which specifically identifies the manner in which the Employer believes the Employee has not performed his duties;
(C) the Employee engages in conduct that constitutes neglect or willful misconduct in carrying out his duties under this Agreement; (D) material breach of this Agreement by the Employee; or (E) the Employee's breach of fiduciary duty to the Employer. The Employee shall have 30 days to address the Employer Board and to effect a cure if possible for any alleged breach of duty.

         In the event of termination of the Employee's employment by the Employer for Cause, the Employee shall only be entitled to:

                  (i) any accrued but unpaid base salary through his date of termination;

                  (ii)     any earned but unpaid bonus from a prior fiscal year;

                  (iii) reimbursement of reasonable business expenses incurred prior to the date of termination; and

                  (iv) other or additional benefits, if any, in accordance with the applicable employee benefit programs of the Employer referred to in
Section 5.

         (b) Death, Retirement or Disability. In the event of the death, Retirement or Disability (as such terms are defined below) of the Employee, the Employee's employment shall be terminated as of the date of such death, Retirement or Disability, and the Employee, or the Employee's estate or legal representative, as appropriate, shall be entitled to the amounts referred to in paragraph (a) of this Section.

                  For purposes of this Agreement:

                  (i) "Disability" shall mean "total and permanent disability", as defined in the Employer's long term disability plan for senior executives (or such other Employer-provided long-term disability benefit plan sponsored by the Employer in which Employee participates at the time the determination of Disability is made) (the "Disability Plan"); provided, however, that no termination of the employment of Employee for Disability shall become effective (x) prior to the expiration of six (6) months after the date the Employee first incurs the condition giving rise to the Disability or (y) while the Employee is substantially performing the regular duties associated with his employment hereunder.

                  (ii) "Retirement" shall mean a voluntary decision by the Employee to retire at any time after attaining age 60.

         (c) Termination Without "Cause" or for "Good Reason" (as such term is defined below). If the Employer should terminate the Employee's employment for any reason (including a termination as a result of a Change of Control) other than for Cause, or in the event the Employee terminates employment for Good Reason or Employer gives notice of its intent not to renew this Agreement under Section 2, then:

                  (i) All unvested stock options shall become fully vested and shall remain exercisable for the remainder of the stated term of such stock options, regardless of whether the Employee continues to be employed by the Employer.

                  (ii) The Employee shall be entitled to: (A) the amounts referred to in paragraph (a) of this Section; (B) continued participation in the medical, dental, hospitalization and group life insurance coverage in which he was participating on the date of the termination of his employment until the earlier of the end of the twelve (12) month period following his termination of employment and the date, or dates, he receives substantially similar coverage and benefits under the plans and programs of a subsequent employer; and (C) reimbursement for outplacement counseling in accordance with the Employer's established policies.

                  (iii) In the event of the termination of employment of the Employee by the Employer without Cause (other than as a result of a Change of Control) or by the Employee for Good Reason (other than resignation following a Change of Control), then the Employer shall pay the Employee, in a lump sum within ten (10) days following such termination of employment, an amount equal to 300% of the sum of his base salary plus an amount equal to the greater of the annual bonus Employee received for performance during the Employer's immediately preceding fiscal year or the current annual bonus target in effect at the time of such termination or resignation.

                  (iv) In the event of the termination of employment of the Employee by the Employer following a Change of Control as set forth in paragraph
(f) of this Section or resignation by the Employee within the ninety (90) day period following a Change of Control pursuant to paragraph (e) of this Section, then:

                           (A)      The Employer shall pay to the Employee in a
lump sum upon such termination or resignation an amount equal to 150% of the sum of his base salary plus an amount equal to the greater of the annual bonus Employee received for performance during the Employer's immediately preceding fiscal year or the current annual bonus target in effect at the time of such termination or resignation.

                           (B)      The Employer shall pay to Employee upon such
termination or resignation, as a retention bonus for services actually rendered on and after the date of the Change in Control, a lump sum payment equal to 50% of the sum of his base salary and the greater of the most recent annual bonus paid or earned by Employee or the current annual bonus target in effect at the time of such termination or resignation.

                           (C)      The Employer shall pay to Employee upon such
termination or resignation, in exchange for Employee agreeing not to solicit any of the then current customers or employees of the Employer for a period of twelve (12) months following his termination or resignation of employment, a lump sum payment equal to 100% of the sum of his base salary and the greater of the most recent annual bonus paid or earned by Employee or the current annual bonus target in effect at the time of such termination or resignation.

         Employee must reasonably give thirty (30) days prior written notice of his intent to terminate employment for Good Reason which notice sets forth in detail the event or circumstances believed to constitute Good Reason. Upon receipt of such notice, the Employer shall have twenty (20) days to cure its conduct, to the extent such cure is possible.

         For purposes of this Agreement, "Good Reason" shall mean any of the following: (AA) reduction in the amount of the Employee's then current base salary (other than as part of a reduction affecting all of the 5 most senior management employees of the Employer and its subsidiaries); (BB) any material diminution in the employee's duties or responsibilities; or (CC) any material breach by the Employer of any provision of this Agreement.

         (d) Termination Without Good Reason. In the event of a termination of employment by the Employee without Good Reason (other than a termination due to death, Retirement or Disability), the Employee shall have the same entitlements as provided in paragraph (a) of this Section for termination for Cause.

         (e) If the Employee resigns from employment for any reason, other than Retirement or Disability, during the 90-day period following a Change of Control, such resignation shall be deemed to be a termination by the Employee for Good Reason for purposes of Section 7(c).

         (f)      Termination shall be deemed to be a result of a Change of
Control: (i) if such termination occurs within twelve (12) months following the Change of Control; or (ii) if any change in the Employee's title, reporting relationship, responsibilities or authority as in effect immediately prior to any Change of Control is made within twelve (12) months of such Change of Control and which adversely affects to a material degree his role in the management of the Employer; or (iii) if any reduction in the Employee's salary paid to him by the Employer as in effect immediately prior to any Change of Control or, if such salary has been subsequently increased at any time or from time to time; any reduction in such increased salary; or (iv) if any termination of the Employee's employee benefit programs, including, but not limited to, any stock option plan, investment plan, savings plan, incentive compensation plan or life insurance, medical plans or disability plans provided by the Employer to the Employee and in which the Employee is participating or under which the Employee is covered, all as in effect immediately prior to any Change of Control; or (v) if there is any requirement by the Employer that the Employee's position and principal office be based and located more than twenty (20) miles outside the boundaries of the principal office of the Employee immediately prior to the Change of Control; or (vi) if any failure or refusal of the Employer to renew this Agreement under Section 2 after any Change of Control shall have occurred.

         (g) In the event of the termination of employment of the Employee by the Employer without Cause or by the Employee for Good Reason or resignation following a Change of Control, if the Employee is required, pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to pay (through withholding or otherwise) an excise tax on "excess parachute payments" (as defined in Section 280G of the Code), the Employer shall pay the Employee the amount necessary to place the Employee in the same after-tax financial position that he would have been in if he had not incurred any excise tax liability under Section 4999 of the Code.

         2. In all other respects the Employment Agreement is hereby ratified and affirmed.


CLINTRIALS RESEARCH INC.                    EMPLOYEE


By:
   -------------------------------          ---------------------------
                                            PAUL J. OTTAVIANO
Title:
      ----------------------------